Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT
BETWEEN
Advanced Flower Capital Inc.
AND
AFC Management, LLC

This Investment Advisory Agreement (this “Agreement”) is made as of December 31, 2025, by and between Advanced Flower Capital Inc., a Maryland corporation (the “Company”), and AFC Management, LLC, a Delaware limited liability company (the “Adviser”), and effective as of the date on which the Company files Form N-54A with the U.S. Securities and Exchange Commission (“SEC”) electing to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”).

WHEREAS, the Company intends to elect to be regulated as a BDC under the 1940 Act;

WHEREAS, the Company and AFC Management, LLC (in such capacity, the “Administrator”) have also entered into that certain Administration Agreement, dated as of December 31, 2025, and any sub-administration agreements (as in effect from time to time);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

Section 1. Duties of the Adviser.

(a) Retention of Adviser. The Company hereby appoints the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s reports filed with the SEC in compliance with the Securities Exchange Act of 1934, as amended, or in any registration statement filed with the SEC, as applicable;

(ii) during the term of this Agreement, all other applicable federal and state laws (excluding for purposes of this clause, the federal prohibition under the U.S. Controlled Substances Act of the cultivation, processing, sale or possession of cannabis or parts of cannabis including the sale or possession of cannabis paraphernalia, advertising the sale of cannabis, products containing cannabis or cannabis paraphernalia, controlling or managing real estate on which cannabis is trafficked, or any federal crime for which any of the prior activities serves as a predicate, as long as the actions of the Adviser are in compliance with applicable state law) (“Applicable Law”), rules and regulations, and the Company’s certificate of incorporation and bylaws, as they may be amended from time to time (the “Organizational Documents”);

(iii) such investment policies, directives or regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv) the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s chief compliance officer.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i) determine the composition and allocation of the Company’s investment portfolio, the nature and timing of any changes therein and the manner of implementing such changes;

(ii) identify, evaluate and negotiate the structure of the investments made by the Company;

(iii) perform due diligence on prospective portfolio companies;

(iv) execute, close, service and monitor the Company’s investments;

(v) determine the securities and other assets that the Company shall purchase, retain or sell;

(vi) arrange financings and borrowing facilities for the Company;

(vii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds; and

(viii) to the extent required by the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser (as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation. The Adviser shall not assist a portfolio company to grow, manufacture or sell cannabis, or to improve or increase any of these functions.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers), and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the Company’s investments, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any services providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. In the event that the Company determines to acquire debt or other financing (or to refinance existing debt or other financing), the Adviser shall use commercially reasonable efforts to arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments or obtain financing on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(d) Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business, and action taken by the Adviser in accordance with such powers shall bind the Company.

(e) Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including without limitation, the requirements of the 1940 Act relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

Section 2. Expenses Payable by the Company.

(a) Adviser Personnel. All investment personnel of the Adviser, when and to the extent engaged in providing investment advisory services and managerial assistance hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company.

(b) Company’s Costs. Subject to the limitations on expense reimbursement of the Adviser as set forth in Sections 2(a) and (c), the Company, either directly or through reimbursement to the Adviser, shall bear all costs and expenses of its investment operations and its investment transactions, including costs and expenses relating to: the Company’s operating costs incurred prior to the filing of its election to be regulated as a BDC; the costs associated with any public or private offerings of the Company’s common stock and other securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and monitoring actual portfolio companies and, if necessary, enforcing the Company’s rights; the Base Management Fee (as defined below) and any Incentive Fees (as defined below) payable under this Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the administration agreement, by and between the Company and AFC Management, LLC (in such capacity, the “Administrator”), dated as of December 31, 2025, (the “Administration Agreement”), and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; and the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; the costs associated with subscriptions to data service, research-related subscriptions and expenses and quotation equipment and services used in making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; any stock exchange listing fees and fees payable to rating agencies; the cost of effecting any sales and repurchases of the Company’s common stock and other securities; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended, and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Company’s fidelity bond; applicable insurance premiums; extraordinary expenses (such as litigation or indemnification payments or amounts payable pursuant to any agreement to provide indemnification entered into by the Company); fees and expenses associated with independent audits, agency, consulting and legal costs; costs of winding up; and all other expenses incurred by either the Administrator or the Company in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s fair and equitable allocable share of the compensation, including annual base salary, bonus, any related withholding taxes and employee benefits, paid to personnel providing finance, tax, accounting, internal audit, legal, risk management, operations, originations, marketing, investor relations, portfolio monitoring and servicing, compliance services and other non-investment personnel of the Adviser and its affiliates as reasonably determined by the Adviser to appropriately reflect the portion of time spent devoted by such personnel to the Company’s affairs, and reimbursing third-party expenses incurred by the Administrator in carrying out its administrative services under the Administration Agreement, including, but not limited to the fees and expenses associated with performing compliance functions. The presence of an item in or its absence from the foregoing list, on the one hand, and the list of Company expenses set forth in Section 4(b) of the Administration Agreement, on the other, shall in no way be construed to limit the responsibility of the Company for such expense under either agreement.

For avoidance of doubt, it is agreed and understood that, from time to time, the Adviser or its affiliates may pay amounts or bear costs properly constituting Company expenses as set forth herein or otherwise and that the Company shall reimburse the Adviser or its affiliates for all such costs and expenses that have been paid by the Adviser or its affiliates on behalf of the Company. The Adviser shall provide the Company with such written detail as the Company may reasonably request to support the determination of the Company’s share of such costs.

(c) Portfolio Company Compensation. In certain circumstances the Adviser, any Sub-Adviser, or any of their respective Affiliates (as defined below), may receive compensation from a portfolio company in connection with certain services provided, in connection with the Company’s investment in such portfolio company (e.g., loan structuring, loan servicing, or loan agency or similar services). Any compensation received by the Adviser, Sub-Adviser, or any of their respective Affiliates, attributable to the Company’s investment in any portfolio company, in excess of any of the limitations in or exemptions granted from the 1940 Act, any interpretation thereof by the staff of the SEC, or the conditions set forth in any exemptive relief granted to the Adviser, any Sub-Adviser or the Company by the SEC, shall be delivered promptly to the Company and the Company will retain such excess compensation for the benefit of its shareholders.

Section 3. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial calendar quarter shall be appropriately prorated based on the actual number of days elapsed during such partial quarter as a fraction of the number of days in the relevant calendar year.

(a) Base Management Fee. The Base Management Fee will be calculated at an annual rate of 1.50% of the average value of the Company’s average of gross assets at the end of the two most recently completed calendar quarters (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter; provided, however, that the Base Management Fee shall be reduced by 50% (or such other amount as may be required under applicable law or as a condition to any exemptive relief on which the Company relies) of the sum of, without duplication, the aggregate amount of any other fees earned and paid to the Adviser or its affiliates from portfolio companies of the Company on a pro rata basis relative to the Company’s hold size in the applicable investments during such quarter arising in connection with the investment advisory services rendered by it under this Agreement or the general management services rendered by it under the Administration Agreement by and between the Company and the Adviser (in its capacity thereunder as Administrator) dated as of December 31, 2025 (such other fees, “Outside Fees”), including any agency fees relating to the Company’s investments, but excluding the Incentive Compensation and any diligence fees paid and earned by the Adviser and paid by third parties in connection with the Adviser’s due diligence of potential investments for the Company; provided further, that the Base Management Fee will be calculated at an annual rate equal to 1.00% of the average value of the Company’s gross assets (excluding cash or cash equivalents but including assets purchased with borrowed funds) during the most recently completed calendar quarter that exceeds an amount equal to the product of (i) 200% and (ii) the Company’s net asset value at the end of the most recently completed calendar quarter. The Base Management Fee will be payable quarterly in arrears and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

(b) Incentive Fee. The Incentive Fee is divided into two parts: (1) an income incentive fee and (2) a capital gains incentive fee.

(i) Income Incentive Fee. The income incentive fee will be calculated and payable quarterly in arrears based on the Company’s aggregate pre-incentive fee net investment income in respect of the current calendar quarter and the three preceding calendar quarters (or the appropriate portion thereof in the case of any of the Company’s first three calendar quarters following the effective date of this Agreement) (the “Trailing Four Quarters”). For purposes of calculating the income incentive fee, “pre-incentive fee net investment income” is defined as interest income, dividend income and any other income accrued during the calendar quarter, minus operating expenses for the quarter, including the Base Management Fee, expenses payable to the Administrator under the Administration Agreement, any interest expense and distributions paid on any issued and outstanding preferred stock, but excluding the Incentive Fee. Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as debt instruments with payment-in-kind (“PIK”) interest and zero coupon securities), accrued income that the Company has not yet received in cash. The Adviser is not obligated to return to the Company the Incentive Fee it receives on PIK interest that is later determined to be uncollectible in cash. For the avoidance of doubt, Pre-Incentive Fee Net Investment Income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(1) The income incentive fee that will be paid to the Adviser in respect of a particular calendar quarter will equal the excess of the income incentive fee as calculated pursuant to this Section 3(b)(i)(1) less the aggregate income incentive fees that were paid to the Adviser in the preceding three calendar quarters (or portion thereof) comprising the relevant Trailing Four Quarters. Pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters shall be compared to a “Hurdle Rate” equal to the product of (i) the “hurdle rate” of 1.50% per quarter (6.0% annualized) and (ii) the sum of the Company’s net assets at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters. The Hurdle Rate will be calculated after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for all issuances by the Company of shares of its common stock, including issuances pursuant to any dividend reinvestment plan, and distributions during the applicable calendar quarter. The Company shall pay the Adviser an incentive fee with respect to its pre-incentive fee net investment income as follows:

(A) no incentive fee based on pre-incentive fee net investment income in any calendar quarter in which the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters does not exceed the Hurdle Rate in respect of the relevant Trailing Four Quarters;

(B) 100% of the Company’s aggregate pre-incentive fee net investment income with respect to the relevant Trailing Four Quarters with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the Hurdle Rate but is less than or equal to an amount (the “Catch-Up Amount”) determined on a quarterly basis by multiplying 1.8182% in any calendar quarter (7.2728% annualized) by the Company’s net asset value at the beginning of each applicable calendar quarter comprising the relevant Trailing Four Quarters (after making appropriate adjustments to the Company’s net asset value at the beginning of each applicable calendar quarter for all issuances by the Company of shares of its common stock, including issuances pursuant to its dividend reinvestment plan, and distributions during the applicable calendar quarter). The Catch-Up Amount is meant to provide the Adviser with approximately 17.5% of the Company’s pre-incentive fee net investment income when the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters reaches the Catch-Up Amount in respect of the relevant Trailing Four Quarters; and

(C) for any calendar quarter in which the Company’s aggregate pre-incentive fee net investment income in respect of the relevant Trailing Four Quarters exceeds the Catch-Up Amount, the income incentive fee shall equal 17.5% of the amount of the Company’s aggregate pre-incentive fee net investment income, if any, that exceeds the Catch-Up Amount in respect of the relevant Trailing Four Quarters.

(ii) Capital Gains Incentive Fee. The Company shall pay the Adviser a capital gains incentive fee calculated and payable in arrears in cash as of the end of each calendar year or upon the termination of this Agreement in an amount equal to 17.5% of the Company’s realized capital gains, if any, on a cumulative basis from the effective date of this Agreement through the end of a given calendar year or upon the termination of this Agreement, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. For the purpose of computing the incentive fee on capital gains, the calculation methodology will look through derivative financial instruments or swaps as if the Company owned the reference assets directly. Therefore, realized gains and realized losses on the disposition of any reference assets, as well as unrealized depreciation on reference assets retained in the derivative financial instrument or swap, will be included on a cumulative basis in the calculation of the capital gains incentive fee.

(iii) Incentive Fee Examples. Examples of the quarterly incentive fee calculation are attached hereto as Annex A. Such examples are included for illustrative purposes only and are not considered part of this Agreement. The fees payable under this Agreement for any partial period will be appropriately prorated.

Section 4. Covenant of the Adviser; Compliance with Laws.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all material respects with Applicable Laws governing its operations and investments, except to the extent that any such noncompliance would not reasonably be expected to have a material adverse effect on the Company. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

Section 5. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 6. Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder, member (and their shareholders or members, including the owners of their shareholders or members), employee, consultant or other personnel of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to Applicable Law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

During the term of this Agreement and for a period of one year following any termination or nonrenewal of this Agreement for any reason, the Company shall not without the Adviser’s express written consent, directly or indirectly, on behalf of itself or any other person or entity: (a) solicit the employment of or employ any members, shareholders, directors, trustees, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Adviser, any Sub-Adviser or any of their respective Affiliates (collectively, “Adviser Persons”) or any person or entity who was an Associate of an Adviser Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Adviser Person and any Associate of such Adviser Person or any person or entity who was an Associate of such Adviser Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 6 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 10% or more of the outstanding voting securities of such other Person; (b) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Section 7. Indemnification.

Subject to the provisions of Section 8, the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees, consultants, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), and any other person or entity Affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, shareholders or members (and their shareholders or members, including the owners of their shareholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of, the Adviser or Sub-Adviser (each an “Indemnified Party” and, collectively, the “Indemnified Parties”) shall not be liable to the Company or any shareholders thereof for any action taken or omitted to be taken by the Adviser or any Sub-Adviser in connection with the performance of any of their duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in satisfaction of judgments, in compromises and settlement, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (“Losses”) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Indemnified Parties’ duties or obligations under this Agreement, any Sub-Advisory Agreement, or otherwise as an investment adviser of the Company to the extent such Losses are not fully reimbursed by insurance and otherwise to the fullest extent such indemnification would not be inconsistent with the Organizational Documents, the 1940 Act, the laws of the State of New York and other applicable law.

Section 8. Limitation on Indemnification.

Notwithstanding anything in the provisions of Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect any of the Indemnified Parties against, or entitle or be deemed to entitle any of the Indemnified Parties to indemnification in respect of, any Losses to the Company or its security holders to which the Indemnified Parties would otherwise be subject primarily attributable to the willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s or Sub-Adviser’s duties or by reason of the reckless disregard of the Adviser’s or Sub-Adviser’s duties and obligations under this Agreement or any Sub-Advisory Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

In addition, notwithstanding any of the foregoing to the contrary, the provisions of Section 7 and this Section 8 shall not be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of Section 7 and this Section 8 to the fullest extent permitted by law.

Section 9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (ii) the vote of a majority of the Independent Directors, in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a majority of the outstanding voting securities of the Company (as “majority of the outstanding voting securities” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Independent Directors; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 7 and 8 shall remain in full force and effect for activities undertaken by the Indemnified Parties prior to the termination of this Agreement, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 3 through the date of termination or expiration and Sections 7 and 8 shall continue in force and effect and apply to the Adviser and its representatives.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(iii) cooperate with the Company to provide an orderly transition of services.

Section 10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, or via email, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section.

The Company:

Advanced Flower Capital, Inc.

477 S. Rosemary Ave., Suite 301

West Palm Beach, FL 33401

Attention: Leonard M. Tannenbaum

Chairman

Email: len@advancedflowercapital.com

With a copy to:

Advanced Flower Capital, Inc.

477 S. Rosemary Ave., Suite 301

West Palm Beach, FL 33401

Attention: Daniel Neville

Chief Executive Officer

Email: dan@advancedflowercapital.com

Dechert LLP

1900 K St. NW

Washington, DC 20006

Attention: Harry S. Pangas

Email: harry.pangas@dechert.com

The Manager:

AFC Management, LLC

477 S. Rosemary Ave., Suite 301

West Palm Beach, FL 33401

Attention: Robyn Tannenbaum

President, Chief Executive Officer, Manager

Email: robyn@advancedflowercapital.com

With a copy to:

AFC Management, LLC

477 S. Rosemary Ave., Suite 301

West Palm Beach, FL 33401

Attention: Gabriel Katz

Chief Legal Officer, Chief Compliance Officer, and Secretary

Email: gabe@advancedflowercapital.com

Dechert LLP

1900 K St. NW

Washington, DC 20006

Attention: Matthew E. Barsamian

Email: matthew.barsamian@dechert.com

Section 11. Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the 1940 Act.

Section 12. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 13. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 14. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto and the provisions of Sections 7 and 8, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

Section 15. Third Party Beneficiaries.

Except for any Sub-Adviser and any Indemnified Party, such Sub-Adviser and the Indemnified Parties each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 16. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Section 17. Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 17 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ADVANCED FLOWER CAPITAL INC.
a Maryland corporation

By:	/s/ Daniel Neville
Name:	Daniel Neville
Title:	Chief Executive Officer

AFC MANAGEMENT, LLC
a Delaware limited liability company

By:	/s/ Robyn Tannenbaum
Name:	Robyn Tannenbaum
Title:	Manager

[Signature Page to Investment Advisory Agreement]

Annex A

The following illustration sets forth a simplified graphical representation of the calculation of the Company’s quarterly income incentive fee. These examples are included for illustrative purposes only and are not considered part of this Agreement.

Alternative 1 — Three Quarters under Proposed Investment Advisory Agreement in which Pre-Incentive Fee Net Investment Income Exceeds the New Hurdle Amount and New Catch-up Amount

Assumptions

Stable net asset value (NAV) of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for each quarter = 5.0%(*)

No adjusted capital returns each quarter

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess income amount = pre-incentive fee net investment income during the relevant period — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

Income incentive fee previously paid during the relevant period = none

Incentive fee for the second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million = $25.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1 billion × 0.015 = $15 million

Excess income amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2) — Hurdle Amount = $25.0 million — $15.0 million = $10.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $3.182 million

Annex A-1

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($25.0 million — $18.182 million) = $1.193 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $4.375 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $2.188 million

Incentive fee for third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $12.5 million + $12.5 million = $37.5 million

New Hurdle Amount = (Q1 NAV + Q2 NAV + Q3 NAV) × 1.5% = $1.5 billion × 0.015 = $22.5 million

Excess Income Amount = aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1, Q2 and Q3) — New Hurdle Amount = $37.5 million — $22.5 million = $15 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $22.5 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV + Q3 NAV), or $27.273 million. This New Catch-up Fee Amount equals $4.773 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($37.5 million — $27.273 million) = $1.790 million

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $6.563 million

$4.375 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q3 = income incentive fee payment — amount previously paid = $2.188 million

Alternative 2 — Three Quarters under Proposed Investment Advisory Agreement, in which Pre-Incentive Fee Net Investment Income does not meet the Net Hurdle Amount for one Quarter

Assumptions

Stable NAV of $500 million across all quarters with 1.0x leverage

New Hurdle rate(1) = 1.5%

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Pre-incentive fee net investment income for Q1 = 5.0%(*)

Pre-incentive fee net investment income for Q2 = 3.0%(*)

Pre-incentive fee net investment income for Q3 = 0.0%(*)

No adjusted capital Returns each quarter

Annex A-2

Incentive fee for the first quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million

New Hurdle Amount = Q1 NAV × 1.5% = $500 million × 0.015 = $7.5 million

Excess Income Amount = pre-incentive fee net investment income during the relevant period  — New Hurdle Amount = $12.5 million — $7.5 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $7.5 million (the New Hurdle Amount) but less than 1.8182% × Q1 NAV, or $9.091 million. This New Catch-up Fee Amount equals $1.591 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($12.5 million — $9.091 million) = $596,591

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $2.188 million

No income incentive fee previously paid during the relevant period

Incentive fee for second quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million = $20.0 million

New Hurdle Amount = (Q1 NAV + Q2 NAV) × 1.5% = $1.0 billion × 0.015 = $15.0 million

Excess Income Amount = (aggregate pre-incentive fee net investment income during the relevant period (e.g., Q1 and Q2)) — New Hurdle Amount — $20.0 million — $15.0 million = $5.0 million

New Catch-up Fee Amount = 100% of pre-incentive fee net investment income that is greater than $15.0 million (the New Hurdle Amount) but less than 1.8182% × (Q1 NAV + Q2 NAV), or $18.182 million. This New Catch-up Fee Amount equals $18.182 million — $15.0 million, or $3.182 million

Post New Catch-up Fee Amount = 17.5% of pre-incentive fee net investment income that exceeds the New Catch-up Amount = 0.175 × ($20 million — $18.182 million) = $318,182

New Catch-up Fee Amount + Post New Catch-up Fee Amount = income incentive fee payment = $3.5 million

$2.188 million income incentive fee previously paid during the relevant period

Total income incentive fee payment for Q2 = income incentive fee payment — amount previously paid = $1.312 million

Incentive fee for the third quarter

Aggregate pre-incentive fee net investment income during the relevant period = $12.5 million + $7.5 million + $0.0 million = $20.0 million

New Hurdle Amount = Q1 NAV + Q2 NAV + Q3 NAV × 1.5% = $1.5 billion × 0.015 = $22.5 million

New Catch-up Amount = 100% of pre-incentive fee net investment income that is greater than the hurdle amount but less than 1.8182%

Aggregate pre-incentive fee net investment income < New Hurdle Amount. Therefore, no income incentive fee is payable for the quarter

(1)	Represents 6.0% annualized hurdle rate.
*	Hypothetical Pre incentive fee net investment income is comprised of investment income net of cost of debt, management fees, other expenses and before incentive fees

Annex A-3